Exhibit 3.1(c)

D PC Qrbe <teommontllealtb of 3Massacbusetts William Francis Galvin Secretary of the Commonwealth One Ash burton Place, Boston, Massachusetts 02108-1512 Articles of Amendment (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) (l)& mme coc mtiM:Im=m u n o G=e n·'n·c - ---- - - - - ---- - --(2) Registered office address: 84 State Street, Sixth Floor, Boston, MA 02109 (number, street, city or town, state, zip code) (3) These articles of amendmenc affect article(s): ...1:.:1..1:. _ _ _ _ (specifY the number(s) of article(s) being amended(!-VI)) (4) Date adopted:-=J-u=.n:...:.=e-1:..:.7..,._=-20.=.:2=.:0=------- -------- ---- ---------- - (month, day. year) (5) Approved by: (check appropriate box) 0 0 0 the incorporarors. the board of direcrors without shareholder approval and shareholder approval was not required. the board of directors and the shareholders in the manner required by law and the articles of organization. (6) State the article number and the text of the amendment. Unless concained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares. P.C. c156ds10069SOC113J.4 01/13105

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designadon of class or series of smck, which the corporadon is authorized w issue, complete the following: Total authorized prior w amendment: Total authorized afi:er amendment: (7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: - ------ - - --- - - ----- - - --- - - - *G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article Ill See G.L. Chapter 156D, Section 6.21, and the comments relative thereto. WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE Common 300,000,000 $.01 Preferred 5,000,000 $.01 WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE Common 200, 000,000 $.01 Preferred 5,000,000 $.01

0 0 0 0 Chairman of the board of directors, President, Other officer, Court-appointed fiduciary, on this -_, ,,_/ _2 .'--'-ftl--- _day of June ' 2020

COMMONWEALTH OF MASSACHUSETTS William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 Articles of Amendment (General Laws Chapter 1560, Section 10.06; 950 CMR 113.34) hereby certifY that upon examination of these articles of amendmem, it ap pears that the provisions of the General Laws relative rherero have been complied with, and the filing fee in the amoum of $ having been paid, said ar-ticles are deemed to have been filed with me this day of __ 20 , at a.m./p.m. time Effective d:uc:_ __ _ __ (must be within 90 days of date submitted) WILLIAM FRANCIS GALVIN Secretary of the Commonwealth Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof. Examiner TO BE FILLED IN BY CORPORATION Comact Information: Name approval Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. c One Financial Center M Boston, MA 02111 Telephone: 617 542 6000 Email: - - - - - ---- - - - - ---- - - - - ----Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the documem is rejected, a copy of the rejection sheet and rejected documem will be available in the rejected queue.